Exhibit 99.1

              Jack in the Box Inc. Reports Second-Quarter Results; Provides Third-Quarter Guidance and Updates Fiscal 2005 Forecast

     SAN DIEGO--(BUSINESS WIRE)--May 18, 2005--Jack in the Box Inc. (NYSE:JBX) today reported net earnings of $20.7 million, or 55 cents per diluted share, in the second quarter ended April 17, 2005, compared with $18.7 million, or 51 cents per diluted share, in the same quarter a year ago. Year to date, net earnings totaled $46.1 million, or $1.23 per diluted share, compared with $33.0 million, or 90 cents per diluted share, for the first half of fiscal 2004, which included a first-quarter after-tax charge to interest expense of $5.7 million, or 15 cents per diluted share, for costs related to refinancing the company's credit facility. All numbers presented in this news release reflect adjustments described in the company's restatement news release, dated Dec. 16, 2004.
     The company also today updated its earnings guidance for fiscal 2005 to approximately $2.46 per diluted share, compared with $2.43 per share previously forecast and $2.02 per share reported for fiscal 2004, which was a 53-week fiscal year. Excluding the 53rd week (+3 cents) and the refinancing charge (-15 cents), last year's earnings per diluted share were $2.14.
     "Our two new chicken ciabatta sandwiches were a hit with guests and contributed to a 3.1 percent increase in same-store sales for the quarter on top of an 8.2 percent increase last year," said Robert Nugent, chairman and chief executive officer. "With a new instant-win game currently under way at Jack in the Box and two new ciabatta burgers slated for introduction at the end of May, we believe we will maintain our positive sales momentum in the second half of the fiscal year."

     Second Quarter Initiatives

     -- New products at Jack in the Box(R) restaurants included two premium sandwiches served on lightly toasted artisan ciabatta bread:
          Bruschetta Chicken and Classic Chicken.

     -- As planned, the company began testing a new interior and exterior design for its Jack in the Box restaurants. The design enhancements are intended to create a more contemporary atmosphere and promote more in-restaurant dining. Approximately 50 restaurants will test the new designs in fiscal 2005, and assuming results are successful, the company expects to re-image approximately 200 restaurants each year thereafter.

     "Developing innovative new products and enhancing our restaurant facilities are part of our holistic strategy to reinvent the Jack in the Box brand," Nugent said. "Using the consumer research facilities at our new Innovation Center, along with extensive field research and market analysis, we continue to identify opportunities to improve our menu and facilities, as well as guest service. This research is benefiting both our Jack in the Box and JBX Grill(TM) brands, and will be essential in determining the next test phase of our new fast-casual JBX Grill concept."

     -- The company continued testing JBX Grill at nine locations in Boise, Idaho, and Bakersfield, Calif., where the concept was enhanced based on learnings gained at two prototype restaurants in San Diego. For example, the dining areas are now larger and more open, the service lobbies were redesigned to improve traffic flow and merchandising, and the menu was expanded with flame-grilled products. With these market tests successfully launched and the purpose of the San Diego "learning labs" fulfilled, the company converted the menus at the two prototype restaurants back to Jack in the Box.

     -- In February, the board of directors authorized a $65 million program to repurchase shares of the company's common stock using existing cash resources. During the quarter, the company repurchased approximately 965,000 of its shares. This buyback program was completed after quarter end, on May 6, with a total of approximately 1.7 million shares repurchased.

     -- To reduce exposure to rising interest rates, the company converted approximately $130 million of its $275 million term loan at floating rates to a fixed interest rate for the next three years.

     Second Quarter Financial Highlights

     -- Earnings per diluted share were 5 cents higher than the company's guidance, resulting from higher same-store sales, improved labor management, fixed-cost sales leverage and Profit Improvement Program initiatives, partially offset by higher beef, produce and cheese costs (+9 cents); higher other revenues, primarily from the sale of Jack in the Box restaurants to franchisees (+2 cents); lower interest expense (+1 cent); higher SG&A expense, due primarily to increases in incentive accruals, as well as expenses associated with Sarbanes-Oxley compliance (-5 cents); and a non-recurring expense associated with an arbitration award in connection with the cancellation of a utility contract (-2 cents).

     -- 12 new company and franchised Jack in the Box and JBX Grill restaurants opened, as forecast, versus 14 in FY04, bringing to 2,024 the total number of Jack in the Box and JBX Grill restaurants at quarter end, comprising 1,545 company and 479 franchised locations; 18 new company and franchised Qdoba Mexican Grill(R) sites opened versus 15 forecast and 7 in FY04, bringing to 215 the total number of Qdoba restaurants at quarter end, comprising 51 company and 164 franchised locations; and 3 new Quick Stuff(R) convenience stores opened, bringing to 35 the total number of c-store locations at quarter end versus 21 in FY04. Qdoba, Quick Stuff and JBX Grill operations are not material components of the company's consolidated financial results or projections.

     -- Same-store sales at Jack in the Box restaurants increased 3.1 percent on top of an 8.2 percent increase in 2004. The increase was higher than the 1.0 percent increase forecast, due in part to strong sales of premium products, including the new chicken ciabatta sandwiches. Year to date, same-store sales increased 2.6 percent on top of a 5.2 percent increase for the same period last year. During the quarter, same-store sales at Qdoba increased in the double-digit range on top of a double-digit increase in FY04. Qdoba extended to 23 its string of consecutive quarters with same-store sales higher than the prior year.

     -- Distribution and convenience-store sales were $74 million versus $39 million in FY04. The increase compared with last year was due primarily to additional Quick Stuff units and higher fuel sales, as well as increased distribution sales to Qdoba and Jack in the Box franchised restaurants. Increases in fuel sales reflect additional gallons dispensed and higher retail prices per gallon, which have proportionately higher costs but which yield stable penny profits.

     -- Other revenues were $8.6 million compared with $5 million in FY04, primarily related to the sale of 13 Jack in the Box restaurants to franchisees versus 7 last year, with the decrease in average gains this year related to the specific sales and cash flows of restaurants sold. The company continues to expand its franchising program with the goal of improving operating margins and accelerating cash flows, which it may use to reinvest in its restaurant re-image program and repurchase shares without incurring additional debt or diluting equity.

     -- Total revenues were $577 million versus $517 million in FY04. Year to date, total revenues were $1.3 billion versus $1.2 billion last year.

     --   Restaurant operating margin was 17.1 percent of sales compared with
          16.7 percent forecast and 17.5 percent in FY04. The increase versus forecast was primarily due to the increase in same-store sales, fixed-cost leverage, improved labor management and Profit Improvement Program initiatives, partially offset by higher commodity costs and utility expenses. Compared with the prior year, beef costs were up approximately 18 percent for the quarter.

     -- Costs of revenues were at 82.7 percent compared with 83.4 percent forecast and 82.2 percent in FY04, with the increase versus last year due primarily to significant increases in distribution and c-store sales at lower margins.

     -- SG&A expense rate was 11.1 percent of revenues compared with 10.7 percent forecast and 11.3 percent in FY04. The increase versus forecast was due primarily to higher incentive accruals based on the company's improved performance, and costs associated with Sarbanes-Oxley compliance.

     -- Interest expense was $3.5 million versus $4 million forecast, approximately the same as in FY04, due primarily to lower-than-anticipated borrowing rates and to the refinancing and subsequent repricings of the company's credit facility.

     --   Income tax rate was 35.9 percent versus 36.0 percent in FY04.

     --   Weighted average diluted shares outstanding were 37.4 million versus
          36.8 million in FY04, with the increase due primarily to additional stock option exercises, partially offset by the company's share repurchase program. The increase in FY05 unfavorably impacted the EPS comparison with FY04 by 1 cent.

     -- Capital expenditures were approximately $20 million, as forecast, versus $38 million in FY04, which included the cost of the company's 70,000-square-foot Innovation Center that opened in March 2004.

     -- Earnings from operations were $35.8 million and depreciation/amortization was $19.8 million versus $33.3 million and $19.6 million, respectively, in FY04.

     -- Current ratio was 0.9 versus 0.8 in FY04. Cash balances were $120.7 million versus $11.1 million a year ago, due primarily to strong operating cash flows, payments from franchisees on notes receivable, and proceeds from sales of restaurants to franchisees as part of the company's strategic plan to expand its franchising program.

     --   Debt:equity ratio was 0.5:1 versus 0.6:1 last year.

     -- Accounts and notes receivable decreased $7 million from a year ago, due primarily to repayment of short-term loans made to qualified Jack in the Box franchisees for purchases of restaurants from the company.

     -- Other current assets were $68 million compared with $148 million in FY04. Last year's balance included the company's purchase of 80 Jack in the Box restaurant properties in 2004 that it subsequently resold and leased back at more favorable lease rates.

     -- Other assets increased $24 million from a year ago, due primarily to contributions of $30 million made to the company's qualified pension plans in fiscal 2004.

     -- Total debt was $301 million compared with $313 million in FY04. The company currently has no balance outstanding on its $200 million revolving credit facility.

     -- Stockholders' equity increased $73 million from a year ago, due primarily to increased earnings over the past year, as well as to the contributions made to the company's qualified pension plans, which reduced a negative charge to equity. These increases to equity were partially offset by increases in repurchases of the company's common stock.

     Third Quarter Initiatives

     -- In April, Jack in the Box restaurants launched "Win Jack's Stuff," an instant-win game offering guests who purchase a medium or large combo meal a one-in-two chance of winning prizes ranging from food products to Kawasaki motorcycles and Nintendo game systems.

     -- Jack in the Box restaurants in April added a new flavor to its line of real ice cream shakes, Blueberries 'n' Cream. Earlier this month, Jack in the Box added a unique offering to its breakfast lineup: the Meaty Breakfast Burrito, a warm flour tortilla stuffed with ham, sausage, bacon, scrambled eggs, shredded cheddar and pepperjack cheeses and served with a side of fire-roasted salsa. At the end of May, the chain will introduce two new premium burgers served on artisan ciabatta bread.

     Third Quarter Guidance Highlights (in approximate amounts)

     -- The company today provided its initial guidance for the third quarter ending July 10, stating that it expects to earn approximately 60 cents per diluted share compared with 56 cents reported last year.

     -- 10-12 new company and franchised Jack in the Box restaurants are planned to open, including 4 new Quick Stuff convenience stores, as well as 12-15 new company and franchised Qdoba restaurants.

     -- Same-store sales at Jack in the Box restaurants are estimated to increase approximately 3.0-3.5 percent on top of a 3.9 percent increase in the third quarter last year.

     -- Distribution and c-store sales are estimated at $80 million versus $50 million last year, due primarily to increased distribution sales to Qdoba and Jack in the Box franchised restaurants, additional Quick Stuff units and higher fuel sales.

     -- Other revenues are estimated at $6-7 million, the same as last year, due primarily to the sale of 18-20 restaurants to franchisees versus 12 last year, with the decrease in average gains this year related to the specific sales and cash flows of the restaurants being sold.

     -- Total revenues are estimated at $585 million versus $541 million last year.

     -- Restaurant operating margin is estimated at 18.2 percent versus 17.7 percent last year, due primarily to higher sales, continued improvement in labor management and fixed cost leverage, and Profit Improvement Program initiatives, partially offset by higher commodity costs for beef and produce.

     -- Costs of revenues are expected to be 82.2 percent versus 81.9 percent last year, due primarily to significant increases in distribution and c-store sales at lower margins, partially offset by higher restaurant operating margin.

     -- SG&A expense rate is expected to be 11.1 percent versus 11.3 percent last year, due primarily to additional leverage from higher distribution and c-store sales, and continued Profit Improvement Program initiatives.

     -- Interest expense is expected to be $4.5 million versus $3.8 million last year, due primarily to expected increases in borrowing rates, including the second-quarter conversion of approximately $130 million of floating-rate term loan debt to fixed rates for the next three years.

     -- Income tax rate is projected at 37 percent versus 36.9 percent last year.

     -- Weighted average diluted shares outstanding are projected to be 36.5 million versus 37.3 million last year, due primarily to the impact of the company's $65 million share repurchase program, which was completed on May 6, 2005, partially offset by stock option exercises.

     -- Capital expenditures are estimated at $30-$35 million versus $25 million last year.

     -- Earnings from operations are estimated at $40 million and depreciation/amortization at $20 million versus $37 million and $20 million, respectively, last year.

     Fiscal 2005 Guidance Update (in approximate amounts)

     -- Current EPS guidance of approximately $2.46 for fiscal 2005 is 3 cents higher than prior forecast. The company now estimates that the increase in commodity costs, primarily beef, will be about 30 basis points higher than last year. The improvement in guidance is due primarily to higher same-store sales, fixed-cost leverage, improved labor management and Profit Improvement Program initiatives, partially offset by higher commodity costs (+9 cents); deferral of stock-option expensing until fiscal 2006 as now allowed by SFAS 123R (+3 cents); higher gains on sales of restaurants to franchisees (+2 cents); higher SG&A, due primarily to increased incentive accruals and costs associated with Sarbanes-Oxley compliance (-8 cents); higher shares outstanding, due primarily to stock option exercises (-1 cent); and a non-recurring expense associated with an arbitration award in connection with the cancellation of a utility contract (-2 cents).

     -- 45-50 company and franchised Jack in the Box restaurants are expected to open, including 14 new Quick Stuff convenience stores; and 75-80 company and franchised Qdoba Mexican Grills are expected to open.

     -- Same-store sales at Jack in the Box are now expected to increase 3.0 percent for the year.

     -- Other revenues are estimated at $31 million versus $30 million previously forecast, due primarily to the sale of 57 Jack in the Box restaurants to franchisees - 3 more than prior guidance.

     -- Restaurant operating margin is estimated at 17.3 percent versus 17.2 percent previously forecast, and 17.0 percent last year. Beef costs are expected to increase by 10-12 percent versus a year ago.

     --   SG&A expense rate is expected to be 10.9 percent of revenues versus
          11.4 percent in 2004 and 10.8 percent previously forecast, due primarily to higher incentive accruals and expenses associated with Sarbanes-Oxley compliance, partially offset by the deferral of stock-option expensing until fiscal 2006.

     -- Interest expense is expected to be $18 million, as previously forecast.

     -- Income tax rate is projected at 36.4 percent, the same as previously forecast.

     -- Weighted average diluted shares outstanding are projected to be 37 million.

     -- Capital expenditures are estimated at $125-$135 million, the same as previously forecast.

     About Jack in the Box Inc.

     Jack in the Box Inc. (NYSE: JBX) is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,020 restaurants in 17 states. Through a wholly owned subsidiary, the company also operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 210 restaurants in 33 states. Based in San Diego, Jack in the Box Inc. has nearly 45,000 employees. For more information, visit www.jackinthebox.com.

     Safe Harbor Statement

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "intends," "plan," "will," and other words of similar meaning.
     The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: costs may exceed projections, including costs for food ingredients, particularly beef, produce and cheese; costs related to new construction, Jack in the Box remodels and conversions of Jack in the Box restaurants to JBX Grill; the cost of developing and marketing JBX Grill as a new concept; costs of utilities, fuel and labor, including increases in the minimum wage, workers' compensation and other insurance; costs, effects and outcomes of pending or future legal claims; potential variances between estimated and actual liabilities; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the continuation of positive relationships with the company's franchisees, and the franchisees' continuing willingness to participate in company strategies; the risk that the company's new products and promotions may not be as successful as the company anticipates; the effect of product withdrawals and the impact of competition; adverse regional weather conditions; adverse business, economic and other local or national conditions or events that affect consumer confidence and spending patterns, such as concerns about the safety of beef or other foods; concerns about obesity; the effect of any widespread negative publicity regarding the company or the foodservice industry in general; the effects of war and terrorist activities; changes in government regulations; changes in accounting standards, policies and practices; and the possibility of unforeseen events affecting business in general. Further information about factors that could affect the company's financial and other results is included in the company's fiscal year 2004 annual report on Form 10-K and its periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of May 18, 2005. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.


                JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                (In thousands, except per share data)

                             Twelve Weeks        Twenty-eight Weeks
                                 Ended                 Ended
                          -------------------- -----------------------
                          April 17,  April 11,  April 17,   April 11,
                             2005      2004       2005        2004
                          -------------------- -----------------------
                                    (Restated)              (Restated)
Revenues:
  Restaurant sales        $477,968   $459,709  $1,090,108  $1,057,421
  Distribution and other
   sales                    73,886     39,495     166,926      83,165
  Franchise rents and
   royalties                16,611     13,035      41,267      34,252
  Other                      8,580      5,027      17,340      12,348
                          --------- ---------- ----------- -----------
                           577,045    517,266   1,315,641   1,187,186
                          --------- ---------- ----------- -----------
Costs of revenues:
  Restaurant costs of
   sales                   150,304    139,397     342,583     327,846
  Restaurant operating
   costs                   245,762    239,939     565,660     555,002
  Costs of distribution
   and other sales          72,963     38,848     165,066      81,755
  Franchised restaurant
   costs                     8,189      7,221      18,520      16,137
                          --------- ---------- ----------- -----------
                           477,218    425,405   1,091,829     980,740
                          --------- ---------- ----------- -----------

Selling, general and
 administrative             64,040     58,609     143,598     134,176
                          --------- ---------- ----------- -----------

Earnings from operations    35,787     33,252      80,214      72,270
Interest expense             3,522      4,074       8,384      19,973
                          --------- ---------- ----------- -----------

Earnings before income
 taxes                      32,265     29,178      71,830      52,297

Income taxes                11,588     10,515      25,723      19,282
                          --------- ---------- ----------- -----------

Net earnings               $20,677    $18,663     $46,107     $33,015
                          ========= ========== =========== ===========

Earnings per share:
  Basic                       $.57       $.52       $1.28        $.92
  Diluted                     $.55       $.51       $1.23        $.90

Weighted-average shares
 outstanding:
  Basic                     36,092     36,115      36,013      36,077
  Diluted                   37,395     36,811      37,340      36,694



                JACK IN THE BOX INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 April 17,   April 11,
                                                   2005        2004
----------------------------------------------------------------------
                                                            (Restated)
                          ASSETS
Current assets:
   Cash and cash equivalents                     $120,662     $11,116
   Accounts and notes receivable, net              20,869      28,236
   Inventories                                     41,018      33,054
   Other current assets                            68,055     148,126
                                               ----------- -----------
        Total current assets                      250,604     220,532
                                               ----------- -----------

Property and equipment, net                       852,078     848,809

Other assets, net                                 181,449     157,249
                                               ----------- -----------

        TOTAL                                  $1,284,131  $1,226,590
                                               =========== ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt            $7,557      $8,860
   Other current liabilities                      262,778     263,008
                                               ----------- -----------
        Total current liabilities                 270,335     271,868
                                               ----------- -----------

Long-term debt, net of current maturities         293,500     303,928

Other long-term liabilities                       161,062     164,653
                                               ----------- -----------
        Total liabilities                         724,897     740,449
                                               ----------- -----------

Stockholders' equity                              559,234     486,141
                                               ----------- -----------

        TOTAL                                  $1,284,131  $1,226,590
                                               =========== ===========


     CONTACT: Jack in the Box Inc.
              Brian Luscomb, 858-571-2229
              Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com
              Code: 07305